Exhibit 99.1

FOR IMMEDIATE RELEASE

T. Michael Price Named President and CEO at

First Commonwealth Financial Corporation

Indiana, Pa., (March 7, 2012)—First Commonwealth Financial Corporation (NYSE: FCF) today announced that its Board of Directors has named T. Michael Price as President and Chief Executive Officer. Mr. Price was also appointed to First Commonwealth Financial Corporation’s Board. Mr. Price’s appointment as President and CEO follows a national search led by executive recruiting firm Korn/Ferry International.

“After concluding an extensive search process, the Board of Directors and I believe Mike Price is ideally suited to lead First Commonwealth into the future,” stated David S. Dahlmann, Chairman of the Board. “Mike has a deep understanding of our products, our markets, and our community banking heritage. At the same time, he has a proven track record of execution and innovation. I am confident that Mike will be a powerful agent of change for our organization.”

Commenting on his appointment, Mr. Price noted, “I am honored by the opportunity to work alongside the talented team members at First Commonwealth, and I am excited by the potential that exists within our marketplace. We will be relentlessly focused on building a culture of operating excellence and delivering a consistently superior customer experience.”

Prior to his appointment as President & CEO of First Commonwealth Financial Corporation, Mr. Price served as President of First Commonwealth Bank since November 2007. In this capacity, Mr. Price oversaw all bank functions, including Retail Banking, Corporate Banking, Wealth Management, Small Business Banking, Credit Administration, Marketing, and Product Development. Mr. Price’s distinguished financial services career spans more than 25 years.

Mr. Price and his wife, Heather, reside in Johnstown, PA with their five daughters.

About First Commonwealth Financial Corporation

First Commonwealth Financial Corporation is a $5.8 billion financial holding company headquartered in Indiana, Pennsylvania. It operates 112 retail branch offices in 15 counties in western and central Pennsylvania through First Commonwealth Bank, a Pennsylvania chartered bank and trust company. Financial services and insurance products are also provided through First Commonwealth Insurance Agency and First Commonwealth Financial Advisors, Inc.

Contact:

Media:	Investor Relations:
Susie Barbour	Donald A. Lawry
Media Relations Supervisor	Vice President
724-463-5618	724-349-7220

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